EXHIBIT 99.1
NEWS RELEASE
25701 Science Park Drive
Cleveland, OH 44122
FOR IMMEDIATE RELEASE
LAMSON & SESSIONS RAISES SECOND QUARTER 2006 NET SALES AND EARNINGS ESTIMATE
•	Net Sales Expected to Exceed Prior-Year Quarter by 29 to 31 Percent

•	Company Estimates Diluted Earnings Per Share for the Second Quarter of 2006 Will Range from 80 to 83 Cents, Which is More Than Double the Prior Year Quarter
     CLEVELAND, Ohio, June 13, 2006 – Lamson & Sessions (NYSE:LMS) today announced an increase in its estimates of net sales and earnings for the second quarter of 2006 and the full year. Net sales for the quarter are now estimated to reach $160 million to $163 million, exceeding the previous estimate by $10 million to $15 million, or 7 to 9 percent. This also represents an increase of 29 to 31 percent over the $124 million reported in the second quarter of 2005.
     Based on the higher net sales and operating margin expectations, the Company is increasing its earnings estimate to a range of $12.8 million to $13.3 million, or 80 to 83 cents per diluted share, for the second quarter of 2006. This is more than double the Company’s reported earnings of $5.2 million, or 35 cents per diluted share, in the second quarter of 2005.
     For the full year 2006, the Company is raising its net sales guidance to a range of $575 million to $585 million, representing an increase of 16 to 18 percent over full-year 2005 net sales of $494 million. Based on the higher estimated net sales and continuing favorable operating margins, the Company is also increasing its estimate of the full-year net earnings to a range of $36 million to $37 million, or $2.25 to $2.30 per diluted share. This updated estimate represents a 31 to 35 percent increase over the $27.4 million of net income in 2005.

     In a previous release on April 28, 2006, the Company estimated that net sales would range from $145 million to $150 million for the second quarter of 2006 and from $545 million to $555 million for the full year. At that time, diluted earnings per share were expected to range from 60 to 63 cents in the second quarter and from $1.90 to $1.95 for the full year.
     The Company expects to report its second quarter 2006 earnings on July 27, 2006.
Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at:
www.lamson-sessions.com.

This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends and (v) any adverse change in the country’s general economic condition affecting the markets for the Company’s products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.
###
FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557

2 of 2